Exhibit 99.1

PUBLIC HEARING ON AUGUST 24, 2015

APPLICATION OF MERCHANTS BANK

FOR APPROVAL TO MERGE WITH

NUVO BANK & TRUST COMPANY

TESTIMONY OF MICHAEL R. TUTTLE

Good afternoon.   My name is Michael R. Tuttle.  I am the President and Chief Executive Officer of Merchants Bancshares, Inc.  and prior to January 1, 2015 I also served as the President and Chief Executive Officer of Merchants Bank.  I have been continuously employed at Merchants in various management capacities since 1995 in addition to having served as a commercial lender for the Bank between 1986 and 1990.

Merchants Bancshares is a Delaware business corporation and is the sole shareholder of Merchants Bank.  It is a registered bank holding company under the federal Bank Holding Company Act, as amended, and is regulated by the Board of Governors of the Federal Reserve System.  The Company’s sole banking subsidiary is Merchants Bank.  Merchants Bancshares files annual, quarterly and current reports and proxy statements with the U.S. Securities and Exchange Commission under the federal Securities Exchange Act of 1934, as amended, and its common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol MBVT.  As of June 30, 2015, there were 6,336,408 shares of Merchants Bancshares’ common stock outstanding, held by approximately 680 shareholders of record, and 315,352 shares held in treasury.

Merchants Bancshares is a party to the Bank Merger Agreement between Merchants Bank and NUVO Bank & Trust Company for the limited purpose of providing a portion of the merger consideration to the shareholders of NUVO, in form of an aggregate of 517,225 shares of Merchants Bancshares common stock in exchange for 2,140,829 shares (or approximately 75%) of NUVO’s outstanding common stock.  Merchants has also agreed under the Bank Merger Agreement to issue warrants to purchase up to an aggregate of 152,085 shares of its common stock, to replace outstanding warrants to purchase shares of NUVO’s common stock.  Merchants Bancshares has sufficient authorized and unissued shares to provide the stock portion of the merger consideration and to issue shares of its common stock upon exercise of the replacement common stock warrants.

Merchants has filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of its common stock to be issued in the merger, the replacement warrants it will provide to NUVO warrant holders and the shares of Merchants common stock that are issuable upon exercise of the replacement warrants.  The registration statement was declared effective by the Securities and Exchange Commission on August 17, 2015.   The registration statement includes a disclosure document that was jointly prepared by Merchants and NUVO and was mailed to NUVO’s shareholders on or about August 19, 2015.

That document describes the parties and the terms of the merger and solicits a vote in favor of the merger at a special meeting of the shareholders of NUVO to be held on September 30, 2015.

The Company’s Board of Directors approved the proposed merger of Merchants Bank and NUVO at a special meeting held on April 27, 2015.  Among the factors considered in evaluating the proposed merger were the following:

•	The economies of scale and improved efficiencies from the merger are expected to result in earnings accretion;

•	The enhanced lending platform and capital base are expected to result in opportunities for cross-sales and account acquisition, particularly in the area of commercial lending;

•	The improved Merchants Bank post-merger financial profile and geographic footprint will enhance positioning for organic growth and future acquisitions;

•	NUVO’s commercial lending operations and its location in a more urban and populous market will provide opportunities for Merchants to capitalize on its deposit gathering expertise;

•	Banking operations in Massachusetts will provide geographic diversification for Merchants’ loan portfolio and deposit base, thereby helping to minimize geographic concentration risk;

•	NUVO is located in a state contiguous to Vermont, facilitating extension into a new market; and

•	Recent merger and acquisition activity in Western Massachusetts and the resulting disruption of customer relationships has created a competitive opportunity for a well-managed community-focused bank of larger size and lending capacity than NUVO.

For these reasons the management and Board of Merchants Bancshares believe that the proposed merger is in the best interests of Merchants and its shareholders, and in the best interests of Merchants and the banking public it serves.  We therefore respectfully request that Commissioner Donegan approve the Bank’s application for approval to merge with NUVO Bank & Trust Company.

Thank you.  This concludes my remarks.